SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.


                                         Commission File Number 333-72655-20
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                                  CWMBS, Inc.
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            (Exact name of Registrant as specified in its charter)

                               4500 Park Granada
                  Calabasas, California 91302 (818) 225-3000
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         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

          CWMBS, Inc. Residential Asset Securitization Trust 2000-A4
                      Mortgage Pass-through Certificates,
                                 Series 2000-D
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

                  Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

                  Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

                  Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

                  Rule 12h-3(b)(1)(i)  [ ]

         Approximate number of holders of record as of the certification or
notice date:                                                        5
                                                                    --

         Pursuant to the requirements of the Securities Exchange Act of 1934, CWMBS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 30, 2001                            BY:  /s/ Celia Coulter
                                                          -----------------
                                                             Celia Coulter
                                                             Vice President

                               BROWN & WOOD LLP
                            One World Trade Center
                           New York, New York 10048
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599



                                                           January 30, 2001

VIA ELECTRONIC FILING
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Filing Desk
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:   CWMBS, Inc.,
               Residential Asset Securitization Trust 2000-A4,
               Mortgage Pass-Through Certificates,
               Series 2000-D

Dear Sir or Madam:

         On behalf of CWMBS, Inc. (the "Company"), we are filing herewith a Form 15 with respect to the trust formed pursuant to the Pooling and Servicing Agreement relating to the above-referenced Series of Mortgage Pass-Through Certificates (which agreement was previously filed by the Company in a separate periodic report on Form 8-K). This Form 15 is being filed pursuant to Rule 15d-6 under the Securities Exchange Act of 1934, as amended (the "Act") in order to suspend the Company's duty to file reports with respect to such trust under Sections 13 and 15(d) of the Act.

                                                   Sincerely,

                                                   /s/ Amy Sunshine

                                                   Amy Sunshine

Enclosure